Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4 No. 333-44876) and Amendment No. 47 to the Registration Statement (Form N-4 No. 811-04844) and related Prospectus of Separate Account I of Integrity Life Insurance Company and to the use of our reports (a) dated April 5, 2006, with respect to the statutory-basis financial statements of Integrity Life Insurance Company, and (b) dated April 7, 2006, with respect to the financial statements of Separate Account I of Integrity Life Insurance Company, both included in the Registration Statement (Form N-4) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cincinnati, Ohio
April 17, 2006